Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) executed on May 9, 2022 retroactive to April 1, 2022 (the “Effective Date”), is by and between Nuo Therapeutics, Inc., a Delaware corporation (together with its affiliates and subsidiaries, the “Company”), and David E. Jorden (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee desire the Employee to continue serving the Company as its Chief Executive Officer and Chief Financial Officer; and

WHEREAS, the parties desire to provide that the Employee be employed by the Company under the terms of this Agreement.

NOW THEREFORE in consideration of the mutual covenants contained herein as well as other good and valuable consideration, the Company and the Employee hereby agree as follows:

1.	Term of Employment; Office and Duties.

(a)          Commencing on the Effective Date of this Agreement and continuing through March 31, 2023 (the “Initial Term”), the Company shall employ the Employee as a senior executive of the Company with the title of Chief Executive Officer and Chief Financial Officer, with the duties and responsibilities prescribed for such office in the Bylaws of the Company and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Employee by the Board of Directors of the Company (the “Board”). Employee agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement in a diligent and professional manner and in the best interest of the Company. Unless this Agreement is earlier terminated as provided for elsewhere herein, upon the expiration of the Initial Term, this Agreement shall automatically renew for successive additional one (1) year terms, unless either the Company or the Employee (collectively the “Parties” or individually the “Party”) gives the other Party written advance notice of an intent not to renew the Agreement at least ninety (90) days prior to its expiration. The Initial Term and all renewal terms, if any, are hereafter collectively referred to as the “Term”.

(b)          Employee shall devote all of the necessary business time, attention, and energies, as well as Employee’s best talents and abilities to the business of the Company in accordance with the Company’s instructions and directions. other than during vacations of four (4) weeks per year and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Employee from: (i) delivering lectures or fulfilling speaking engagements; (ii) engaging in charitable and community activities, including sitting on any boards of directors and/or committees of such organizations related to such activities; and, (iii) being a passive investor in real estate; provided, however, that such activities do not interfere with the performance of his duties hereunder.

(c)         Employee may continue in his current role and business activities with Nanospectra Biosciences, Inc. during the Term, so long as such other business activities do not interfere with the terms and conditions of this Agreement. The Employee must obtain the Board’s consent prior to accepting any other board of directors or board committee memberships, which consent shall not be unreasonably withheld by the Board.

2.	Compensation and Benefits.

For all services rendered by the Employee in any capacity during Employee’s employment hereunder, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date the Employee shall be compensated as follows:

(a)          Base Salary. The Company shall pay the Employee a fixed salary (the “Base Salary”) in the gross amount of not less than Two Hundred Twenty-Five Thousand Dollars ($225,000) per year. The Base Salary is subject to applicable deductions as required by law or authorized in writing by the Employee. The Board may periodically review the Base Salary with a view to increasing such Base Salary if, in the judgment of the Board the Employee merits such an increase. The Base Salary will be paid to the Employee in accordance with the customary payroll practices of the Company.

(b)          Annual Bonus. Upon the conclusion of each Fiscal Year during the Term, provided that the applicable Evaluation Criteria, as defined herein, have been attained, the Employee shall be entitled to receive an annual bonus (the “Annual Bonus”) of up to 50% of the Base Salary. The “Fiscal Year” is the period beginning on each January 1 and ending on the following December 31. In order for the Employee to receive the Annual Bonus, the Evaluation Criteria as established by the Board based on the recommendation of the Compensation Committee of the Board (the "Compensation Committee") for each respective Fiscal Year must, in the sole and absolute determination of the Board, have been attained. As used herein, the term “Evaluation Criteria” refers to such corporate, financial and/or individual performance goals and objectives for each Fiscal Year as may be determined within the first sixty (60) days of such Fiscal Year by the Compensation Committee in consultation with the Employee.

(c)          The Annual Bonus, if any, shall be paid to the Employee in a lump sum, cash amount on or before March 15 following the end of the Fiscal Year to which the Annual Bonus relates. If, before the end of such Fiscal Year, the Employee’s employment with the Company is terminated by the Company due to the Employee’s death or “Disability” (as hereinafter defined) the Employee shall be entitled to receive at the time and in the manner set forth in the first sentence of this subparagraph, subject (in the case of termination, for Disability) to Employee’s execution and non-revocation (within the time periods described in Section 4(b) below) of the Release (described in Section 4(g) below) the Annual Bonus that would have been earned, if any, as if the Employee had remained employed until the last day of the Fiscal Year. If the Employee’s employment with the Company is terminated for any other reason before the end of a Fiscal Year, the Employee will not have any right to receive an Annual Bonus, or any portion thereof, for such Fiscal Year, except as provided in Section 4(b).

(d)          Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

(i)          The Employee shall be entitled to participate in such employee benefit plans or programs, including, without limitation, a Section 401(k) retirement plan, of the Company established and amended and/or terminated from time to time by the Board, if any, subject to the terms and conditions of such plans and programs. The Employee shall be eligible to participate (in accordance with its terms) in the group term life insurance plan (if any) maintained by the Company on behalf of its employees generally.

(ii)         Except as otherwise provided herein, the Employee may be granted in the sole and absolute discretion of the Board incentive stock options (the “Employment Options”) (provided the Employee is in the active employment of the Company on such day) to purchase shares of the Company’s common stock (the “Common Stock”) with an exercise price to be determined in the manner specified in the stock option or equity incentive plan under which the grant is issued (which shall be no less than the fair market value of the Common Stock on the date of grant). Any such Employment Options shall be evidenced by a separate agreement between the Company and the Employee, the terms of which will exclusively govern the Employment Options. Notwithstanding the foregoing, with respect to any Fiscal Year, the Company may grant in its sole and absolute discretion Employee a form of equity award other than Employment Options, provided that any such award shall have substantially similar vesting terms as the nonqualified stock options described herein. Employee shall continue to have such rights (if any) to any stock options granted previously by the Company, in accordance with the terms and conditions of any such options granted.

(e)          Withholding and Employment Tax. The Company will be entitled to deduct and/or withhold from any amounts owing to Employee any federal, state, city, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to Employee’s compensation or other payments from the Company or Employee’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of options and/or other equity interest).

(f)          Death. In the event of the Employee’s death during active employment hereunder, and subject to a valid COBRA election by the Employee’s covered dependents, the Company shall pay the COBRA premiums under the Company’s group health and dental plans for the Employee’s covered dependents for as long as such dependents are entitled to COBRA coverage.

(g)          Vacation. Employee shall receive four (4) weeks of paid vacation annually, administered in accordance with the Company’s existing vacation policy.

(h)          Company Policies.         Employee agrees to comply to the extent not inconsistent with this Agreement with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including (without limitation) those policies contained in the Company’s employee manual or handbook which sets forth policies and procedures generally for employees of the Company.

3.	Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Employee in connection with the performance of his duties under this Agreement, including reimbursement for attending out-of-town meetings of the Board in accordance with such procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s policy requirements with respect to reporting and documentation of such expenses. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Employee. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Employee.

4.	Termination of Employment.

Notwithstanding any other provision of this Agreement, Employee’s employment with the Company may be terminated during the Term upon written notice to the other Party as follows:

(a)          By the Company, in the event of the Employee’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean: (i) the conviction of Employee of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (ii) Employee’s failure, as reasonably determined by the Board, to substantially perform Employee’s duties hereunder, which failure is not cured within 30 days from receipt of written notice from the Board specifically setting forth such failure; or (iii) Employee having committed acts or omissions constituting a breach of Employee’s duty of loyalty or fiduciary duty to the Company or any act of dishonesty or fraud with respect to the Company. A determination that Cause exists shall be made by at least a majority of the members of the Board, excluding Employee. For purposes of this Agreement, “Disability” shall mean Employee is, by reason of any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is determined to be totally disabled by the U.S. Social Security Administration. The Company shall by written notice to the Employee specify the event relied upon for termination pursuant to this Section 4(a), and Employee’s employment hereunder shall be deemed terminated as of the date set forth in such notice, except as otherwise set forth herein. In the event of the expiration of the Term or any termination under Section 4(a), 4(b), 4(c), 4(d) or 4(e), the Company shall pay, no later than fourteen (14) days following such termination, all amounts then due to the Employee by the Company under Section 2(a) of this Agreement for any portion of the payroll period worked and/or any amounts earned but for which payment had not yet been made up to the date of termination, and any unreimbursed business expenses. In such case, any amounts to which Employee is entitled under the Company’s benefit plans pursuant to Section 2(d)(i) hereof shall be paid in accordance with the applicable terms and conditions of such plans. If such termination was for Cause, the Company shall have no further obligations to Employee under this Agreement. The Company and Employee expressly agree that, to the extent Employee’s employment terminates because of death, any amounts payable shall be made to Employee’s estate, except to the extent otherwise provided under the terms of the instrument pursuant to which any such amount is paid.

(b)          By the Company, in the absence of Cause, for any or no reason and in its sole and absolute discretion, provided that in such event the Company shall, subject to the Board determination that adequate cash reserves exist after paying all liabilities, as liquidated damages or severance pay, or both, pay to Employee (A) an amount equal to the Base Salary (at a monthly rate equal to the rate in effect immediately prior to the date of the termination of the Employee’s employment), on the same schedule and in the same manner as such payments would have been made in the absence of Employee’s termination, for a period of twelve (12) months, and (B) to the extent eligible for COBRA coverage, COBRA premiums for the Employee and his dependents under the Company’s group health plans for a period of twelve (12) months (such Base Salary and COBRA payments, called the “Termination Payments”) provided, however, that no Termination Payments shall be made unless the Release described in paragraph (g) below has been executed and any revocation period for such Release has expired before the sixtieth (60th) day after the date of the termination of the Employee’s employment (such 60th day hereinafter called the “Release Date”). The first payment of the Base Salary and COBRA portions of the Termination Payments, if any, shall be made on the first regular Company pay date that occurs following the 30th day after the Release Date.

(c)          By the Employee for “Good Reason,” which shall be deemed to exist: (i) if the Board of Directors fails to elect or reelect the Employee to, or removes the Employee from, any of the office(s) referred to in Section 1(a) absent “Cause” as defined elsewhere in this Agreement; (ii) if the scope of Employee’s duties, responsibilities, authority or position is materially reduced, provided that Employee shall act via written notice of his belief that such event has occurred within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position; (iii) if the Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; or (iv) without Employee’s written consent, relocation of Employee’s office to an area outside of a 50-mile radius of Employee’s office location as of the Effective Date; provided that (A) the Employee provides written notice to the Company of the facts giving rise to “Good Reason” within 30 days of the initial existence of the event or events, and (B) the Company is provided not less than 30 days to cure, if curable, and fails so to cure, and (C) the Employee actually terminates employment within one year from the initial existence of the cause of Good Reason.

In the event of any termination under Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payments to Employee, provided the Release described in paragraph (g) below has been executed and any revocation period for such Release has expired before the sixtieth (60th) day after the date of the termination of the Employee’s employment. Such Termination Payments shall be made on the same basis and at the same times as described in Section 4(b) and 4(c) hereof.

(d)          Employee may terminate his employment under this Agreement for any other, or no reason upon ninety (90) days prior written notice to the Company.

(e)          If the Company gives notice of an intent not to renew this Agreement, as provided in Section 1(a) hereof, and as a result Employee’s employment by the Company terminates, then the Company shall pay to the Employee the Termination Payments in the same amounts, at the same times, in the same manner, and under the same conditions, as if the Employee had been terminated under Section 4(b) hereof.

(f)          Pursuant to Section 4(b) or Section 4(c) following a Change in Control (as defined below), in which event, in addition to the rights and obligations described in Section 4(b) or Section 4(c), as applicable, Employee shall also receive the following:

(i)          notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Employee’s outstanding equity awards shall be governed solely by the following provisions: (A) all of the Employee’s then-outstanding and unexpired equity awards shall fully vest and all restrictions thereon shall lapse, and (B) to the extent vested, all of the Employee’s outstanding stock options shall remain exercisable until the first to occur of 12 months following the termination date and each such stock option’s original expiration date.

(ii)         As used herein, the term “Change in Control” shall mean the occurrence of any of the following circumstances after the date hereof: (i) any “person” (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(g)          Any other provision of this Agreement notwithstanding, the payments and benefits to the Employee set forth in Subsection (b), (c) and (e) of this Section 4 shall not be paid/provided unless the Employee (i) has timely executed and not revoked a usual and customary general release of all known and unknown claims that the Employee may then have against the Company or persons affiliated with the Company in the form acceptable to the Company (the “Release”) and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

5.	Confidential Information

All data, literature and information in any form related to the business of the Company, including, but not limited to, customer lists, know-how, trade secrets, product specifications, methods and techniques, and process information, whether such information is written or oral, or which is developed, discovered or created by Employee or the Company during Employee’s employment by the Company will be considered confidential and proprietary data of the Company for the duration of such employment and thereafter, whether or not it is expressly designated proprietary or confidential (the "Confidential Information"). Employee will not disclose, reveal, transfer or use (except within the scope of his duties) the Confidential Information to or with any other person, third party, company or otherwise, without the prior written authorization of the Company. All Confidential Information shall remain the property of the Company and shall be promptly returned to the Company at its request, but in any event immediately upon termination of Employee's employment hereunder, with all copies or excerpts made therefrom. The term "Confidential Information" shall not include information which is or becomes publicly available without breach of (a) this Agreement, (b) any other agreement to which the Company is a party or beneficiary, or (c) any duty owed to the Company by Employee or any third party; provided that, if Employee desires to use any such information for any reason, Employee shall bear the burden of proving that such information has become publicly available without any such breach.

6.	Restrictive Covenants

(a)          Noncompete. In order to protect the goodwill and business and professional relationships of the Company, Employee agrees that he will not during the term of his employment with the Company and for a period of twelve (12) months following termination of his employment with the Company, directly or indirectly, either as an individual for his own account or enterprise, or as a partner, owner, joint venturer, officer, director, employee, agent, salesman, independent contractor, supplier, principal, consultant, or 1% or more owner of any entity or third party:

(i)          Compete (as hereinafter defined) with the Company anywhere in the Restricted Area (as hereinafter defined). For purposes of this Section 6(a) "Compete" means to engage, participate or be involved in any respect in any business that is competitive with the Company, or furnishing any aid, assistance or service of any kind to any person or entity which competes with the business of the Company, and (ii) "Restricted Area" means the continental United States;

(ii)         hire or solicit for employment or as an independent contractor, directly or indirectly, any of the Company's personnel in any capacity whatsoever (which shall be deemed to include, without limitation, any existing or prospective employee, consultant or independent contractor of the Company);

(iii)        attempt directly or indirectly to induce any of the Company's personnel to leave the employ of, or discontinue such person's consultant, contractor, or other business association with the Company;

(iv)        solicit business that competes with the Company directly or indirectly from any client of the Company. For purposes hereof, a person or entity is a "client of the Company" if the Company is performing, has performed during the previous twelve (12) months, or is contemplating performing at such time, services for such person or entity; or

(v)         interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company and any of its agents, clients, licensors, licensees, suppliers, employees or independent contractors, including, without limitation, by inducing any client to become a client of any company or entity whose business competes with the Company.

(b)          Reasonableness of Restraints. Employee acknowledges that:

(i)          The imposition of restrictions, restraints and limitations set forth in Section 6 hereof are necessary for the reasonable and adequate protection of the Company's business and do not prevent Employee from earning a living.

(ii)         Each and every restriction, restraint and limitation set forth in Section 6 hereof is reasonable in respect to geographic area, subject matter and length of time.

(c)          Remedies. If Employee were to breach the covenants contained in Section 5 or 6 hereof, monetary damages alone may not adequately compensate the Company. In addition to all remedies available at law or in equity, in the event that Employee breaches the covenants contained in Section 5 or 6 hereof, the Company shall be entitled to seek interim restraints and permanent injunctive relief for the enforcement thereof. The duration of Employee's covenants set forth in Section 6 also shall be extended by a period of time equal to the number of days, if any, during which Employee is in violation of the provisions contained in Section 6. All of the rights and remedies of the parties hereto shall be cumulative with, and in addition to, any other rights, remedies or causes of action allowed by law or equity and shall not exclude any other rights or remedies available to either of the parties hereto.

(d)          Binding Restrictions; Severability. Employee will continue to be bound by the restrictions of Section 5 or 6 until their expiration and shall not be entitled to any additional compensation from the Company with respect thereto. If at any time the provisions of this Section 5 or 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, the same shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that Section 5 or 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(e)          Other Obligations. The restrictive covenants set forth in Section 5 and 6 hereof shall be in addition to, and not in lieu of, the restrictions in Section 13.8(b) and Section 13.8(c) of the Nuo Therapeutics, Inc. Long-Term Incentive Plan (“LTIP”); provided, however, that the phrase “two (2) years” in Section 13.8(b) of the LTIP shall be replaced with the phrase “one (1) year”. In the event of any conflict between the provisions of Section 5 or 6 and any such other obligations, those that provide the Company with the broadest and most effective protection shall apply.

(f)          Non-Disparagement. Employee and the Company shall not, either during or after the Term, make any statements, whether oral or in writing, that would tend to disparage or defame the other, and in the case of the Company, defame its products, services, employees, officers, managers or members of the Board.

(g)          Property of the Company. Employee agrees that all records, files, memoranda, reports, client lists, programs, work product, or any other similar records or documents relating to the Company's business (including without limitation those which may have been used or prepared by Employee, whether or not part of the Confidential Information), remain the sole personal property of the Company and remain at all times, both during and after Employee's employment with the Company, in the control of the Company. Employee hereby waives and releases all claims of right of ownership thereto and Employee hereby agrees that upon the termination of his employment with the Company for any reason whatsoever, Employee shall immediately surrender all such records and documents, and all copies thereof, together with any other property of the Company in Employee's possession, to the Company at its principal business office or such other location as directed by the Company. Notwithstanding the foregoing, so long as at least one (1) copy of all such Company property and/or Confidential Information remains with the Company or has been delivered to the Company, a deletion of electronic files containing or constituting Company property and/or Confidential Information shall be considered to be the return, destruction and/or surrender of such files for purposes of compliance with the terms of this Agreement, provided that the deleted files must not be retrievable other than through extraordinary data salvage methods.

(h)          Notification to New Employer. In the event that Employee leaves the employ of the Company, Employee hereby gives his consent to notification by the Company to his new employer about Employee's obligations under this Agreement, including providing such new employer a copy of this Agreement. The Company shall provide Employee a copy of such written notification (if any) given to Employee's new employer pursuant to the immediately preceding sentence. Employee hereby agrees to provide (prior to his commencement of employment with such new employer) any such new employer a copy of this Agreement.

(i)          Survival of Restraints. The provisions of Section 5 and 6 shall survive the termination of Employee's employment with the Company, whether such termination is voluntary or involuntary, with or without cause, for any reason whatsoever.

7.	Dispute Resolution.

All disputes between the Parties arising from the construction or performance of, or otherwise in connection with this Agreement, shall be finally settled in Texas, before one arbitrator pursuant to the rules of the American Arbitration Association. The arbitration procedure and all decisions made by the arbitrator shall be kept confidential, unless the Parties expressly consent to the publication thereof in whole or in part. Unless oral hearings are requested by a party, the arbitrator shall make his/her award on the basis of written submissions. In the event of any proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such proceeding results in final judgment or order in favor of one of the Parties, which judgment or order is substantially inconsistent with the positions asserted by the other Party in such litigation or proceeding, the losing Party in such event shall reimburse the prevailing Party for all of its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, its reasonable attorneys’ fees and expenses. Such payments shall be made no later than sixty (60) days after the final judgment or order is entered.

8.	Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of business combination provided that the entity resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture, assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect in accordance with its terms and shall entitle the Employee and his heirs, beneficiaries and representatives to substantially the same compensation, benefits, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred; provided, however, that Employee shall have the rights provided to him as a result of a Change in Control as described in Section 4.

9.	Survival of Obligations.

Sections 2(c), 2(e), 2(f), 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement, or otherwise).

10.	Employee’s Representations.

The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and the Employee, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms. The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.	Company’s Representations.

The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not materially conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee and the Company, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

12.	Enforcement.

Because the Employee’s services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree, that money damages alone may not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction in Texas for injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

13.	Severability.

In case any one or more of the provisions or part(s) of provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

14.	Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and thereof and supersedes and nullifies all previous agreements between the parties about the Company’s employment of the Employee. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

15.	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:	(b)	To the Employee:

	Nuo Therapeutics, Inc.		David E. Jorden
8285 El Rio Street, Suite 190 Houston, TX 77054

Attn: Compensation Committee Chairman,

and to: Corporate Counsel of Record

and/or to such other persons and addresses as any party shall have specified in writing to the other.

16.	Assignability.

This Agreement shall be assignable by the Company but not the Employee, and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties. In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Texas.

18.	Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

19.	Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.	Section 409A of the Internal Revenue Code.

Each payment under this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or in compliance with Code Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination of employment” or any similar term under this Agreement will be interpreted to mean “separation from service” within the meaning of Code Section 409A to the extent necessary to comply with Code Section 409A. Furthermore, the right to a series of installment payments or in-kind benefits under this Agreement is to be treated as a right to a series of separate payments for purposes of Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, for any year in which the stock of the Company is tradable on an established securities market, and the Employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder, but without regard to Code Section 416(i)(5)) at any time during the 12 month period ending on the last occurring December 31st (and is therefore a “Specified Employee”), then, to the extent required by Code Section 409A, and the final regulations thereunder, the Company shall pay any benefit which constitutes “deferred compensation” under this Agreement within the meaning of the Code Section 409A no earlier than the earliest of the following:

(1)	the expiration of the six-month period (the “Deferral Period”) measured from the date of the Employee’s ‘separation from service’ under Code Section 409A; or

(2)	the date of the Employee’s death.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to the Employee or, if applicable, his or her beneficiary. This Section shall not apply to any payment which constitutes “separation pay” as described in Treasury Regulation 1.409A-1(b)(9)(iii).

To the extent required by Code Section 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:

(1)	The right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit;

(2)	The amount of expenses or in kind benefits available or paid in one year shall not affect the amount available or paid in any subsequent year; and

(3)	Such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense occurred.

21.	Code Section 280G

Notwithstanding anything contained in this Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Agreement, together with any payments or benefits under any other agreement or arrangement between the Company or any of their subsidiaries or affiliates and Employee (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, Employee shall receive total payments equal to the greater, after the application of the excise tax imposed pursuant to Section 4999 of the Code, of the Payments provided under this Agreement or the amount of such Payments reduced to the greatest amount that would result in no portion of the Payments being subject to such excise tax.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

NUO THERAPEUTICS, INC.

By:	/s/ Scott Pittman
Scott M. Pittman
Chairman of the Compensation
Committee of the Board

EMPLOYEE:

/s/ David Jorden
David E. Jorden